Exhibit 99.1
Since 1945
PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Jim Fox, General Counsel
336-719-4611
PIKE ELECTRIC ANNOUNCES THE APPOINTMENT OF MARK THOMSON AS CHIEF INFORMATION OFFICER
MOUNT AIRY, NC, November 27, 2006 Pike Electric Corporation (NYSE:PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, followed other recent organizational changes by announcing today managerial moves to upgrade its information systems and strategic planning capabilities.
Pike Electric today announced the appointment of Mark Thomson as its Chief Information Officer. Mr. Thomson has served as Chief Information Officer for a number of major companies, including the Indian Motorcycle Corporation, Integris Metals and DJJ Corp. He most recently served as a consultant for the HETT Group, in the areas of information and supply chain management. He is a graduate of Miami University with additional course work at Purdue University, Xavier University and Harvard University.
J. Eric Pike, Chairman and CEO of Pike Electric stated “We are pleased to have a person with Mark’s credentials and proven record of performance to lead the company’s efforts in supplementing and broadening its information platform and capabilities. Mark’s extensive knowledge of information systems and his broad experience in overall strategic planning will further enhance the company’s leadership team.”
About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19 state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company’s common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company’s website at www.pike.com.
Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates. The terms “should”, “believe”, “plan”, “expect”, “anticipate”, “estimate”, “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.